OYO Geospace News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES CLOSING OF PUBLIC OFFERING
OF COMMON STOCK BY SELLING STOCKHOLDER

Houston, Texas - February 22, 2012 - OYO Geospace (NASDAQ: OYOG) announced today that the previously announced public offering of 1,290,950 shares of its common stock owned by OYO Corporation U.S.A., the selling stockholder, has closed. OYO Geospace will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the offering.

The offering was made pursuant to an effective shelf registration statement and was made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, by sending a request to: Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attn: Prospectus Department, 200 West Street, New York, NY, 10282, Phone: 1-866-471-2526, Fax: 212-902-9316, E-mail: prospectus-ny@ny.email.gs.com, or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, Phone: 1-800-221-1037, E-mail: prospectus@credit-suisse.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.